Exhibit 10.12

SERP AGREEMENT

THIS SERP AGREEMENT (“Agreement”) is made by and among UNITED CONTINENTAL HOLDINGS, INC. (“Holdings”), CONTINENTAL AIRLINES, INC. (“Continental” and, together with Holdings, “Company”), and JAMES COMPTON (“Executive”), and is dated and effective as of October 1, 2010 (the “Effective Date”).

W I T N E S S E T H:

WHEREAS, Continental and Executive are parties to that certain Employment Agreement dated as of October 15, 2007 (as amended, the “Prior Employment Agreement”), which provided for, among other things, a supplemental executive retirement plan benefit for Executive; and

WHEREAS, Company and Executive are entering into a new Employment Agreement of even date herewith (the “New Employment Agreement”) that will supersede the Prior Employment Agreement and will not include provisions relating to Executive’s supplemental executive retirement plan benefit that was provided for in the Prior Employment Agreement; and

WHEREAS, the parties intend that the supplemental executive retirement plan benefit that was provided to Executive in the Prior Employment Agreement shall continue to be provided to Executive, shall be frozen as of December 31, 2010 and shall be set forth in this Agreement rather than the New Employment Agreement; and

WHEREAS, the parties desire to enter into this Agreement to replace and supersede in its entirety the provisions of the Prior Employment Agreement relating to the supplemental executive retirement plan benefit, effective as of the Effective Date; and

WHEREAS, the Human Resources Committee of the Board of Directors of Continental and the Human Resources Subcommittee of the Board of Directors of UAL Corporation have authorized the execution, delivery and performance by the Company of this Agreement;

NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company and Executive agree as follows:

SECTION 1: SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

1.1 Base Benefit. Company agrees to pay Executive the deferred compensation benefits set forth in this Section 1 as a supplemental retirement plan (the “Plan”). The base retirement benefit under the Plan (the “Base Benefit”) shall be an annual amount (that is payable as a monthly straight life annuity) equal to the product of (a) 2.5% times (b) the number of Executive’s credited years of service (as defined below) under the Plan (but not in excess of 26 years) times (c) Executive’s final average compensation (as defined below). For purposes hereof, Executive’s credited years of service under the Plan shall be equal to the sum of (1) the number of years (including partial years) beginning January 1, 2001, through the earlier of December 31, 2010 or the end of Executive’s period of employment with Company (such earlier date being referred to herein as the “Freeze Date”), calculated as set forth in the Continental Retirement Plan (the “CARP”) with respect to credited service (“Actual Years of Service”), and (2) an additional one year of service for each one year of service credited to Executive pursuant to clause (1) of this sentence for the period beginning on January 1, 2001 and ending on December 31, 2006. For purposes hereof, Executive’s final average compensation shall be equal to the greater of (A) $450,000 or (B) the average of the five highest annual cash compensation amounts paid to Executive by Continental during the consecutive ten calendar years immediately preceding the Freeze Date. For purposes hereof, cash compensation shall include base salary plus cash bonuses (including any amounts deferred (other than Stay Bonus amounts described below) pursuant to any deferred compensation plan of Continental), but shall exclude (i) any Stay Bonus paid to Executive pursuant to that certain Stay Bonus Agreement between Continental and Executive dated as of April 14, 1998, (ii) any payments received by Executive under Continental’s Officer Retention and Incentive Award Program, (iii) any proceeds to Executive from any awards under any option, stock incentive or similar plan of Continental (including RSUs awarded under Continental’s Long Term Incentive and RSU Program), and (iv) any cash bonus paid under a long term incentive plan or program adopted by Continental. Executive shall be vested immediately with respect to benefits due under the Plan. For all purposes of this Agreement, Executive shall be considered to have terminated employment with Company when Executive incurs a “separation from service” with Company within the meaning assigned to such term in the New Employment Agreement for purposes of Section 409A(a)(2)(A)(i) of the Code.

1.2 Offset for CARP or Other Benefit. Any provisions of the Plan to the contrary notwithstanding, the Base Benefit shall be reduced by the actuarial equivalent (as defined below) of the pension benefit, if any, accrued as of the Freeze Date and paid or payable to Executive from the CARP or from any other defined benefit nonqualified supplemental retirement plan provided to Executive by Continental. In making such reduction, the Base Benefit and the benefit accrued under the CARP or any such other defined benefit nonqualified supplemental retirement plan shall be determined under the provisions of each plan as if payable in the form of a monthly straight life annuity beginning on the Retirement Date (as defined below); provided, however, that the benefit accrued under the CARP shall also be determined based on the early commencement factor applicable under the CARP as of the Freeze Date to an individual receiving a distribution under the CARP on such date and whose age as of such date is equal to the greater of age 60 or Executive's actual age as of the Freeze Date. The net benefit payable under this Plan shall then be actuarially adjusted based on the actuarial assumptions set forth in Section 1.7 for the actual time of payment.

1.3 Normal Retirement Benefits. Executive’s benefit under the Plan shall be paid only in a lump sum payment in an amount that is the actuarial equivalent, based on the actuarial assumptions set forth in Section 1.7, of the Base Benefit for the life of Executive paying equal monthly installments beginning on the Retirement Date (the “Normal Retirement Benefit”). The portion of the Normal Retirement Benefit equal to the Grandfathered Benefit shall be paid to Executive on or within five business days following the Retirement Date. The portion of the Normal Retirement Benefit in excess of the Grandfathered Benefit shall be paid to Executive on or within five business days following the Retirement Date or, if later and if required to satisfy the provisions of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), on or within five business days after the Section 409A Payment Date. If the

Section 409A Payment Date is after the Retirement Date, then payment of the portion of the Normal Retirement Benefit in excess of the Grandfathered Benefit (with interest on such portion of the benefit from the Retirement Date to the actual date of payment at the Aa Corporate Bond Rate (as defined in Section 1.7) shall be paid by Company to Executive (or, in the event of Executive’s death, Executive’s Beneficiary) not earlier than but as soon as practicable on, and in any event within five business days after, the Section 409A Payment Date. For purposes hereof: (a) “Beneficiary” is defined as (1) Executive’s surviving spouse, if Executive is married on the date of Executive’s death, or (2) Executive’s estate, if Executive is not married on the date of Executive’s death; (b) “Grandfathered Benefit” is defined in Section 1.9; (c) “Retirement Date” is defined as the first day of the month coincident with or next following the later of (1) the date on which Executive attains (or in the event of Executive’s earlier death, would have attained) age 60 or (2) the date of Executive’s retirement from employment with Company; and (d) “Section 409A Payment Date” is defined as the earlier of (1) the date of Executive’s death or (2) the date which is six months after the date of termination of Executive’s employment with Company.

1.4 Early Retirement Benefits. Notwithstanding the provisions of Section 1.3, if Executive’s employment with Company is terminated, for a reason other than death, on or after the date Executive attains age 55 or is credited with 10 Actual Years of Service and prior to the Retirement Date, then Company shall pay Executive the Normal Retirement Benefit on or within five business days following the first day of the month coinciding with or next following Executive’s termination of employment (the “Earliest ERB Payment Date”) or, if required to satisfy the provisions of Section 409A(a)(2)(B)(i) of the Code, Company shall pay Executive the portion of the Normal Retirement Benefit equal to the Grandfathered Benefit on or within five business days following the Earliest ERB Payment Date and Company shall pay Executive the portion of the Normal Retirement Benefit in excess of the Grandfathered Benefit on or within five business days after the Section 409A Payment Date (an “Early Retirement Benefit”); provided, however, that the amount of the benefit shall be reduced to the extent necessary to cause the value of such Early Retirement Benefit (determined as if payment would be made on the Earliest ERB Payment Date) to be the actuarial equivalent of the value of the Normal Retirement Benefit (based on the actuarial assumptions set forth in Section 1.7 and adjusted for such time of payment). If payment of the portion of the Early Retirement Benefit in excess of the Grandfathered Benefit must be delayed beyond the Earliest ERB Payment Date to satisfy the provisions of Section 409A(a)(2)(B)(i) of the Code as provided in the preceding sentence, then payment of such portion of the Early Retirement Benefit (with interest on such portion of the benefit from the Earliest ERB Payment Date to the actual date of payment at the Aa Corporate Bond Rate) shall be paid by Company to Executive (or, in the event of Executive’s death after the Earliest ERB Payment Date, Executive’s Beneficiary) not earlier than but as soon as practicable on, and in any event within five business days after, the Section 409A Payment Date.

1.5 Death Benefit. Except (a) as provided in Section 1.3 with respect to the portion of the Normal Retirement Benefit in excess of the Grandfathered Benefit if the Section 409A Payment Date is after the Retirement Date, (b) as provided in Section 1.4 if the payment of the portion of the Early Retirement Benefit in excess of the Grandfathered Benefit must be delayed beyond the Earliest ERB Payment Date to satisfy the provisions of Section 409A(a)(2)(B)(i) of the Code, and (c) as provided in the remaining provisions of this Section 1.5, no benefits shall be paid under the Plan if Executive dies prior to the date Executive’s benefit is paid pursuant to Sections 1.3 or 1.4, as applicable. In the event of Executive’s death prior to payment of

Executive’s benefit pursuant to Sections 1.3 or 1.4 (other than under the circumstances and with respect to the portion of the benefit described in clauses (a) or (b) of the preceding sentence, in which case the benefits described in Sections 1.3 or 1.4, as applicable, shall be paid in full), Executive’s surviving spouse, if Executive is married on the date of Executive’s death, will receive a death benefit payable only as a lump sum payment in an amount that is the actuarial equivalent of a single life annuity consisting of monthly payments for the life of such surviving spouse determined as follows: (a) if Executive dies on or before reaching the Retirement Date, the death benefit such spouse would have received had Executive terminated employment on the earlier of Executive’s actual date of termination of employment or Executive’s date of death, survived until the Retirement Date, been entitled to elect and elected a joint and 50% survivor annuity and begun to receive Executive’s Plan benefit beginning immediately at the Retirement Date, and died on the day after the Retirement Date; or (b) if Executive dies after reaching the Retirement Date, the death benefit such spouse would have received had Executive been entitled to elect and elected a joint and 50% survivor annuity and begun to receive Executive’s Plan benefit beginning on the day prior to Executive’s death. Such benefit shall be paid on or within 10 business days following the first day of the month coincident with or next following the date of Executive’s death; provided, however, that if Executive dies prior to reaching age 60, then the amount of such benefit shall be reduced based on the principles used for the reductions described in the proviso to the first sentence of Section 1.4.

1.6 Unfunded Benefit. The Plan is intended to constitute an unfunded, unsecured plan of deferred compensation. Further, it is the intention of Company that the Plan be unfunded for purposes of the Code and Title I of the Employee Retirement Income Security Act of 1974, as amended. The Plan constitutes a mere promise by Company to make benefit payments in the future. Plan benefits hereunder provided are to be paid out of Company’s general assets, and Executive shall have the status of, and shall have no better status than, a general unsecured creditor of Company. Executive understands that Executive must rely upon the general credit of Company for payment of benefits under the Plan. Company has not and will not in the future set aside assets for security or enter into any other arrangement which will cause the obligation created to be other than a general corporate obligation of Company or will cause Executive to be more than a general creditor of Company.

1.7 Actuarial Equivalent. For purposes of the Plan, the terms “actuarial equivalent” or “actuarially equivalent” when used with respect to a specified benefit shall mean the amount of benefit of the referenced different type or payable at the referenced different age that can be provided at the same cost as such specified benefit, as computed by the Actuary (as defined below) and certified to Executive (or, in the case of Executive’s death, to Executive’s spouse) by the Actuary. The actuarial assumptions used under the Plan to determine equivalencies between different forms and times of payment shall be the same as the actuarial assumptions then used in determining lump sum benefits payable under the CARP; provided, however, that with respect to the discount rate used to calculate benefits under the Plan, the discount rate shall be the Aa Corporate Bond Rate. The term “Actuary” shall mean the individual actuary or actuarial firm selected by Company to service its pension plans generally or if no such individual or firm has been selected, an individual actuary or actuarial firm appointed by Company and reasonably satisfactory to Executive and/or Executive’s spouse. The term “Aa Corporate Bond Rate” shall mean the average of the Moody’s daily long-term corporate bond yield averages for Aa-rated corporate bonds published by Moody’s Investors Service, for the three-month period ending on the last day of the second month preceding the date Executive (or, in the case of Executive’s death, Executive’s spouse) is to receive the lump sum payment (determined without regard to any delay in such payment that may be required by reason of Section 409A(a)(2)(B)(i) of the Code), as determined by the Actuary (or, if such yield information is no longer so published, then the average of the daily corporate bond yields for a comparable sample of Aa-rated corporate bonds of comparable tenor determined in good faith by the Actuary). Upon request, Company shall cause the Actuary to compute the Aa Corporate Bond Rate for a specified period and the amount of the applicable lump sum payment for Executive (or, in the case of Executive’s death, Executive’s spouse) and shall deliver such information to Executive or such spouse.

1.8 Medicare Payroll Taxes. Company shall indemnify Executive on a fully grossed-up, after-tax basis for any Medicare payroll taxes (plus any income taxes on such indemnity payments) incurred by Executive in connection with the accrual and/or payment of benefits under the Plan. Any payment by Company to Executive pursuant to this Section 1.8 shall be made on or as soon as practicable following the day on which the required tax is remitted by or on behalf of Executive (but not later than the end of the taxable year following the year in which such tax is remitted).

1.9 Section 409A Grandfathered Benefit. For purposes hereof, “Grandfathered Benefit” means the present value of the amount to which Executive would have been entitled under the Plan (based on the terms of the Plan set forth in Executive’s Employment Agreement with Continental as in effect on October 3, 2004) if Executive had voluntarily terminated employment with Continental without cause on December 31, 2004, and received a payment of the benefits available from the Plan on the earliest possible date allowed under the Plan to receive a payment of benefits following such termination of employment; provided, however, that (a) for any taxable year of Executive after 2004, the Grandfathered Benefit shall increase to equal the present value of the benefit Executive actually becomes entitled to, in the form and at the time actually paid, determined under the terms of the Plan set forth in Executive’s Employment Agreement with Continental as in effect on October 3, 2004, without regard to (1) any services rendered by Executive after December 31, 2004, or (2) any other events affecting the amount of or the entitlement to benefits, and (b) in no event shall the Grandfathered Benefit be greater than the maximum grandfathered benefit permitted with respect to the Plan determined under the provisions of Section 409A of the Code (and the administrative guidance thereunder that is applicable to the determination of amounts deferred under a nonaccount balance plan prior to January 1, 2005, and the earnings thereon, including Treasury regulation Section 1.409A-6(a)(3)(i) and (iv)). For purposes of making any present value calculations required in accordance with this Section 1.9 as of December 31, 2004, or any other date the benefit is valued for purposes of determining the Grandfathered Benefit, the actuarial assumptions and methods that were used under the Plan as of December 31, 2004, pursuant to the terms of Executive’s Employment Agreement with Continental as in effect on such date shall be used. Specifically, such actuarial assumptions as of December 31, 2004 were the 1994 Group Annuity Mortality Table (as prescribed in Section 417(e) of the Code as of that date) and 5.76% (the average of the Moody’s daily long-term corporate bond yield averages for Aa-rated corporate bonds, published by Moody’s Investors Service, for the three-month period ending on the last day of the second month preceding December 31, 2004).

SECTION 2: MISCELLANEOUS

2.1 Interest and Indemnification. If any payment to Executive provided for in this Agreement is not made by Company when due, Company shall pay to Executive interest on the amount payable from the date that such payment should have been made until such payment is made, which interest shall be calculated at 3% plus the prime rate of interest announced by JPMorgan Chase Bank (or any successor thereto) at its principal office in Houston, Texas (but not in excess of the highest lawful rate), and such interest rate shall change when and as any such change in such prime or base rate shall be announced by such bank. If Executive shall obtain any money judgment or otherwise prevail with respect to any litigation brought by Executive or Company to enforce or interpret any provision contained herein, Company, to the fullest extent permitted by applicable law, hereby indemnifies Executive for Executive’s reasonable attorneys’ fees and disbursements incurred in such litigation and hereby agrees (i) to pay in full all such fees and disbursements and (ii) to pay prejudgment interest on any money judgment obtained by Executive from the earliest date that payment to Executive should have been made under this Agreement until such judgment shall have been paid in full, which interest shall be calculated at the rate set forth in the preceding sentence. Any reimbursement of attorneys’ fees and disbursements required under this Section 2.1 shall be made by Company upon or as soon as practicable following receipt of supporting documentation reasonably satisfactory to Company (but in any event not later than the close of Executive’s taxable year following the taxable year in which the fee, disbursement, cost or expense is incurred by Executive); provided, however, that, upon Executive’s termination of employment with Company, in no event shall any additional reimbursement be made prior to the date that is six months after the date of Executive’s termination of employment to the extent such payment delay is required under Section 409A(a)(2)(B)(i) of the Code; provided that interest at the rate specified above in this Section 2.1 shall be paid to Executive with respect to any time period that reimbursement is so delayed and such interest shall be paid at the same time as the reimbursement. In no event shall any reimbursement be made to Executive for such fees, disbursements, costs and expenses incurred after the later of (1) the tenth anniversary of the date of Executive’s death or (2) the date that is ten years after the date of Executive’s termination of employment with Company.

2.2 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to Company to:	United Continental Holdings, Inc.
77 W. Wacker Drive, HDQLD
Chicago, Illinois 60601
Attention: General Counsel

If to Executive to:	At the most recent address
on file with Company

or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

2.3 Applicable Law. This contract is entered into under, and shall be governed for all purposes by, the laws of the State of Illinois.

2.4 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

2.5 Withholding of Taxes. Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling.

2.6 Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.

2.7 Successors. This Agreement shall be binding upon and inure to the benefit of Company and any successor of Company, including without limitation any person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit or obligation of any party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other parties. The parties intend that the provisions of this Agreement benefiting Executive’s estate or Executive’s surviving spouse shall be enforceable by them.

2.8 Entire Agreement. This Agreement, as of the Effective Date, will constitute the entire agreement of the parties with regard to the subject matter hereof, and will contain all the covenants, promises, representations, warranties and agreements between the parties with respect to the Plan. Effective as of the Effective Date, the provisions of the Prior Employment Agreement relating to the Plan shall automatically terminate and no longer be of any force or effect, and neither party thereto shall have any rights or obligations thereunder. Any modification of this Agreement shall be effective only if it is in writing and signed by the party to be charged.

[Signatures begin on following page.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and to be effective as of the Effective Date.

UNITED CONTINENTAL HOLDINGS, INC.

By:	/s/ Michael P. Bonds
Michael P. Bonds, Executive Vice President Human Resources and Labor Relations

CONTINENTAL AIRLINES, INC.

By:	/s/ Michael P. Bonds
Michael P. Bonds, Executive Vice President Human Resources and Labor Relations

“EXECUTIVE”

/s/ James Compton
James Compton